                                                                    EXHIBIT 10.1


                   TAX SHARING AND INDEMNIFICATION AGREEMENT


                                   PREAMBLE
                                   --------

          This Tax Sharing and Indemnification Agreement (this "Agreement"), dated as of May 11, 1999, is made and entered into by and among Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia/HCA"), LifePoint Hospitals, Inc., a Delaware corporation ("LifePoint"), and Triad Hospitals, Inc., a Delaware corporation ("Triad") (collectively, the "Parties").


                                    RECITALS
                                    --------

          WHEREAS, the Parties have entered into the Distribution Agreement, dated as of May 11, 1999 (the "Distribution Agreement"), pursuant to which Columbia/HCA will distribute to its stockholders all of the issued and outstanding common stock of LifePoint and Triad (the "Public Distribution");

          WHEREAS, in order to consummate the Public Distribution, it is necessary and desirable for HealthTrust, Inc. - The Hospital Company, a Delaware corporation that is wholly-owned by Columbia/HCA and that is currently the direct parent of LifePoint and Triad, to distribute to Columbia/HCA all of the issued and outstanding common stock of LifePoint and Triad (the "Internal Distribution") (the Public Distribution and the Internal Distribution together, the "Distributions");

          WHEREAS, the Distributions are intended to qualify as tax-free distributions under section 355 of the Code (as defined below);

          WHEREAS, in connection with the Distributions, the Parties and certain of their Affiliates (as defined below) have engaged and will engage in certain internal restructuring transactions (the "Internal Restructuring") (the Distributions and the Internal Restructuring, collectively, the "Reorganization");

          WHEREAS, on March 30, 1999, Columbia/HCA received an advance letter ruling from the Internal Revenue Service setting forth certain United States federal income tax consequences of the Reorganization;

          WHEREAS, the Parties wish to (a) provide for the payment of tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for and provide for their cooperation in the filing of tax returns, (c) provide for certain other matters relating to taxes, and (d) set forth certain covenants and indemnities relating to the preservation of the tax treatment of the Reorganization set forth in the Letter Ruling (as defined below);

          NOW, THEREFORE, in consideration of their mutual promises, the Parties hereby agree as follows:

                                   ARTICLE I

                         DEFINITIONS AND CONSTRUCTION

     Section 1.01. Certain Definitions. As used in this Agreement, the following
                   -------------------
terms shall have the following meanings:

          "Affiliate" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person (including any Person that is a member of the same consolidated group as the specified Person for Tax purposes).

          "Agreement" has the meaning set forth in the Preamble hereof.

          "Ancillary Agreements" has the meaning set forth in the Distribution Agreement.
          "Benefited Party" has the meaning set forth in Section 3.04 of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

          "Columbia/HCA" has the meaning set forth in the Preamble of this Agreement.

          "Columbia/HCA Approval" means the advance, written consent of Columbia/HCA, which consent may be granted or withheld in its sole and absolute discretion. Columbia/HCA agrees to use its best efforts to respond to a request for Columbia/HCA Approval within 30 days of the receipt of a written request for such consent.

          "Columbia/HCA Group" means, with respect to any taxable period or portion thereof, Columbia/HCA and its Affiliates.

          "Columbia/HCA Return" has the meaning set forth in Section 2.02(a) of this Agreement.

          "Detrimented Party" has the meaning set forth in Section 3.04 of this Agreement.

          "Distribution Agreement" has the meaning set forth in the Recitals of this Agreement.

          "Distribution Date" means the date as of which the Public Distribution will be effected, as determined by the Board of Directors of Columbia/HCA.

          "Distributions" has the meaning set forth in the Recitals of this Agreement.

          "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by sections 11, 55, 59A, 1201(a) and 1502 of the Code and the Treasury Regulations promulgated thereunder), and any other income-based United States federal Tax that is hereinafter imposed, plus any interest, additions to tax or penalties applicable or related thereto.

          "Final Determination" means the final resolution of liability of a Party or any of its relevant Affiliates for any Tax for a taxable period (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions, on the date of acceptance by or on behalf of the Taxing Authority of such jurisdiction, except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the IRS or other Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

          "Gross Assets" means, when used with respect to a specified Person, the fair market value of such Person's assets unencumbered by any liabilities.

          "Group" means any of the Columbia/HCA Group, the LifePoint Group or the Triad Group, as the context may require.

          "Indemnified Parties" has the meaning set forth in Section 5.02(a) of this Agreement.

          "Indemnifying Parties" has the meaning set forth in Section 5.02(a) of this Agreement.

          "Internal Distribution" has the meaning set forth in the Recitals of this Agreement.

          "Internal Restructuring" has the meaning set forth in the Recitals of this Agreement.

          "IRS" means the Internal Revenue Service.

          "Letter Ruling" means the advance letter rulings issued by the IRS to Columbia/HCA setting forth certain Federal Income Tax consequences of the Reorganization, and any supplemental or additional letter rulings that may be issued by the IRS to any of the Parties or their Affiliates with respect to the Reorganization or any part thereof, provided that any such supplemental or additional letter ruling is issued in response to a ruling request by Columbia/HCA or a ruling request that received Columbia/HCA Approval.

          "Liability Issue" has the meaning set forth in Section 6.01(b) of this Agreement.

          "LifePoint" has the meaning set forth in the Preamble of this Agreement.

          "LifePoint ESOP" means the employee stock ownership plan to be adopted by LifePoint, as described in the Ruling Request.

          "LifePoint Group" means, with respect to any taxable period or portion thereof, LifePoint and its Affiliates.

          "LifePoint Return" has the meaning set forth in Section 2.02(b) of this Agreement.

          "Non-Qualified Vested Options" means all options to acquire stock of Columbia/HCA, LifePoint or Triad that are vested at the time of the Distributions.

          "Notifying Party" has the meaning set forth in Section 6.01(b) of this Agreement.

          "Opinion of Counsel" means an opinion of independent tax counsel of recognized national standing and experienced in the issues to be addressed and otherwise acceptable to Columbia/HCA, in its sole and absolute discretion, that is in form and substance satisfactory to Columbia/HCA, in its sole and absolute discretion.

          "Original Ruling Request" means the ruling request submissions (together with all exhibits and appendices thereto) that were submitted to the IRS on behalf of Columbia/HCA, dated August 14, 1998, October 16, 1998, November 20, 1998, December 23, 1998, January 13, 1999, February 8, 1999, February 10,
1999, March 2, 1999, March 16, 1999, March 23, 1999, March 26, 1999, March 29,
1999 and March 30, 1999.

          "Parties" has the meaning set forth in the Preamble of this Agreement.

          "Person" means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity (regardless of whether such entity is disregarded as an entity for Federal Income Tax purposes).

          "Post-Distribution Period" means a taxable period that begins after the Distribution Date.

          "Pre-Distribution Period" means a taxable period that ends on or before the Distribution Date.

          "Public Distribution" has the meaning set forth in the Recitals of this Agreement.

          "Reorganization" has the meaning set forth in the Recitals of this Agreement.

          "Representative" means with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys, and representatives.

          "Restricted Period" means the Distribution Date and the three-year period following the Distribution Date.

          "Ruling Request" means the Original Ruling Request and any supplemental letter ruling requests submitted to the IRS, pursuant to which the Letter Ruling is issued.

          "Section 475 Adjustment" has the meaning set forth in Section 3.08 of this Agreement.

          "Spinco" means LifePoint or Triad, as the context may require.

          "Spinco Group" means the LifePoint Group or the Triad Group, as the context may require.

          "Straddle Period" means a taxable period that begins on or before and ends after the Distribution Date.

          "Subsequent Benefit Decrease Event" has the meaning set forth in
Section 3.07 of this Agreement.

          "Subsequent Benefit Increase Event" has the meaning set forth in
Section 3.07 of this Agreement.

          "Tainting Act" has the meaning set forth in Section 5.02(a) of this Agreement.

          "Tax" means any form of taxation imposed by a national, municipal, governmental, administrative, judicial, state, federal, foreign, or other body (a "Taxing Authority"), regardless of when such form of taxation was or is created or imposed, including any net income, alternative or add-on minimum, gross income, sales, use, ad valorem, escheat, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, government fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amount imposed by any such Taxing Authority.

          "Tax Benefit" means an amount by which the Tax liability of an Indemnified Party is reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, or entitlement to a Tax refund, credit or otherwise).

          "Tax Controversy" has the meaning set forth in Section 6.02(a) of this Agreement.

          "Tax Detriment" means an amount by which the Tax liability of an Indemnified Party is increased (including decreases in Tax refunds and credits).

          "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item that may have the effect of increasing or decreasing Taxes paid or payable.

          "Tax Practices" has the meaning set forth in Section 2.01 of this Agreement.

          "Tax Return" means any return, filing, questionnaire or other document required to be filed or that may be filed (including requests for extensions of time, filings made with estimated Tax payments, claims for refund, elections or amended returns) for any taxable period with any Taxing Authority in connection with any Tax (whether or not a payment is required to be made with respect to such return, filing, questionnaire or other document).

          "Taxing Authority" has the meaning set forth in the definition of the term "Tax" in this Section 1.01.

          "Transitional Services Agreements" means the Transitional Services Agreements entered into by and between Columbia/HCA and each of LifePoint and Triad dated as of May 11, 1999.

          "Treasury Regulations" means the regulations promulgated under the Code, and any successor provisions thereof, as in effect for the relevant taxable period.

          "Triad" has the meaning set forth in the Preamble of this Agreement.

          "Triad ESOP" means the employee stock ownership plan to be adopted by Triad, as described in the Ruling Request.

          "Triad Group" means, with respect to any taxable period or portion thereof, Triad and its Affiliates.

          "Triad Return" has the meaning set forth in Section 2.02(c) of this Agreement.

     Section 1.02. Interpretation and Construction of this Agreement.  The
                   -------------------------------------------------
definitions in Section 1.01, above, shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine or neuter form. The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof. This Agreement shall be construed in accordance with its fair meaning and shall not be construed strictly against the drafter.

                                  ARTICLE II

                     PREPARATION AND FILING OF TAX RETURNS
                     -------------------------------------

     Section 1.01. Manner of Filing.  All Tax Returns filed by any Party
                   ----------------
(including any Affiliate of any Party) after the date of this Agreement shall be prepared on a basis that is consistent with the Letter Ruling and shall be filed on a timely basis (including extensions) by the Party responsible for such filing under this Agreement. All Tax Returns for tax periods beginning or ending during the Restricted Period filed after the date of this Agreement by the Spincos and their Affiliates shall (except to the extent of a Spinco's receipt of Columbia/HCA Approval) be prepared in a manner that is consistent with past practices, elections, accounting methods, conventions, and principles of Taxation (collectively, "Tax Practices") used by Columbia/HCA and its Affiliates for the most recent taxable period ending on or before December 31, 1999 for which Tax Returns involving similar items have been filed by the applicable member of the Columbia/HCA Group; provided, however, that the Spincos and their Affiliates may make such new Tax elections or adopt such new methods of accounting for Post-Distribution Periods as are permitted under applicable Tax laws, and provided, further, that the Spincos and their Affiliates shall not be required to follow a Tax Practice that is determined by a Final Determination to be unlawful.

     Section 2.02. Responsibility for Filing. (a) Columbia/HCA shall have the
                   -------------------------
sole and exclusive responsibility for the preparation and filing of (i) all Tax Returns for Pre-Distribution Periods and, except as provided to the contrary in
Section 2.02(b) or (c), below, Straddle Periods, and (ii) all Tax Returns for (or that relate to the businesses, assets or activities of) the Columbia/HCA Group for Post-Distribution Periods (the Tax Returns described in (i) and (ii), collectively, the "Columbia/HCA Returns").

          (b) LifePoint shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns for (or that relate to the businesses, assets or activities of) the LifePoint Group (i) for Post-Distribution Periods and (ii) for any Straddle Period, provided that such Straddle Period Tax Return does not relate to or include any Tax Item attributable to any business, asset or activity of any member of the Columbia/HCA Group or Triad Group (as constituted immediately after the Distributions), and provided, further, that LifePoint shall provide to Columbia/HCA for its review a copy of any such Straddle Period Tax Return at least 45 days prior to the due date thereof (including extensions), and Columbia/HCA shall provide comments to LifePoint within 30 days after its receipt thereof (the Tax Returns described in (i) and (ii), collectively, the "LifePoint Returns").

          (c) Triad shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns for (or that relate to the businesses, assets or activities of) the Triad Group (i) for Post-Distribution Periods and
(ii) for any Straddle Period, provided that such Straddle Period Tax Return does not relate to or include any Tax Item attributable to any business, asset or activity of any member of the Columbia/HCA Group or LifePoint Group (as constituted immediately after the Distributions), and provided, further, that Triad shall provide to Columbia/HCA for its review a copy of any such Straddle Period Tax Return at least 45 days prior to the due date thereof (including extensions), and Columbia/HCA shall provide comments to Triad within 30 days after its receipt thereof (the Tax Returns described in (i) and (ii), collectively, the "Triad Returns").

          (d) The preparation and/or filing by Columbia/HCA or one of its Affiliates of any LifePoint Return or Triad Return under the Transitional Services Agreements or any other Ancillary Agreement shall not cause such Tax Return to be characterized as a Columbia/HCA

Return for purposes of this Agreement, and shall not otherwise affect the rights, responsibilities, obligations or liabilities of the Parties under this Agreement.

     Section 2.03. Amended Returns and Other Matters Pertaining to Taxes for
                   ---------------------------------------------------------
Pre-Distribution Periods and Straddle Periods.  (a)  Unless requested by
---------------------------------------------
Columbia/HCA (in which event each Spinco shall comply with such request, and Columbia/HCA shall reimburse such Spinco for reasonable third-party costs and expenses directly related thereto), neither of the Spincos nor any of their Affiliates shall file or permit to be filed any amended Tax Return with respect to any Tax for any Pre-Distribution Period or any portion thereof without obtaining Columbia/HCA Approval.

          (b) Unless requested by Columbia/HCA (in which event each Spinco shall comply with such request, and Columbia/HCA shall reimburse such Spinco for reasonable third-party costs and expenses directly related thereto), LifePoint shall not file or permit to be filed any amended Tax Return with respect to any Straddle Period, and Triad shall not file or permit to be filed any amended Tax Return with respect to any Straddle Period, unless LifePoint or Triad, as the case may be, has obtained the prior written consent of Columbia/HCA, which consent shall not be unreasonably withheld.

          (c) Neither of the Spincos nor any of their Affiliates shall, with respect to any Tax relating to (i) any Pre-Distribution Period or Straddle Period or any portion thereof or (ii) any matter that is the subject of this Agreement, the Distribution Agreement or any of the Ancillary Agreements, take any position, initiate (or permit to be initiated) any claim or otherwise take (or fail to take) any action that might adversely affect Columbia/HCA or any of its Affiliates with respect to Taxes.

          (d) Without limiting the generality of any of the foregoing provisions of this Section 2.03, neither of the Spincos, nor any of their Affiliates, shall (unless requested by Columbia/HCA, in which event each Spinco shall comply with such request and Columbia/HCA shall reimburse such Spinco for reasonable third-party costs and expenses directly related thereto) take any action that could affect the assessment, collection or refund (including the filing of an amended Tax Return or the application of any overpayment of sales or use tax for a Pre-Distribution Period or Straddle Period to reduce the amount of sales or use tax owed by a Spinco or any of its Affiliates for any Post-Distribution Period) of any sales or use tax for Pre-Distribution Periods or Straddle Periods.

     Section 2.04. Treatment of Payments. The Parties agree that any payments
                   ---------------------
made among the Parties pursuant to this Agreement, the Distribution Agreement or the Ancillary Agreements with respect to periods prior to the Public Distribution, or as the result of an event or action (or failure to act) occurring prior to the Public Distribution, shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividends or capital contributions, as the case may be) made immediately prior to the Public Distribution, unless, and then only to the extent, otherwise required by a Final Determination.

                                  ARTICLE III

                        ALLOCATION AND PAYMENT OF TAXES
                        -------------------------------

     Section 3.01. In General. The Parties agree to allocate their respective
                   ----------
shares of Taxes as provided in this Agreement. Payments to Taxing Authorities and among the Parties, as the case may be, shall be made in accordance with such Tax allocations and/or as provided in this Agreement.

     Section 3.02. Allocation and Payment of Taxes, Generally. Except as other-
                   ------------------------------------------
wise provided in this Agreement:

          (a) Columbia/HCA shall pay or cause to be paid to the relevant Taxing Authority, shall indemnify and hold the LifePoint Group and the Triad Group harmless against, and shall be entitled to all refunds of (i) all Taxes for Pre-Distribution Periods (including the portion of Taxes that is allocated to Pre-Distribution Periods pursuant to Section 3.03, below) and (ii) all Taxes for Post-Distribution Periods (including the portion of Taxes that is allocated to Post-Distribution Periods pursuant to Section 3.03, below) that are attributable to the Columbia/HCA Group; provided, however, that LifePoint shall pay or cause to be paid to the relevant Taxing Authority any Taxes with respect to LifePoint Returns for Straddle Periods, and Triad shall pay or cause to be paid to the relevant Taxing Authority any Taxes with respect to Triad Returns for Straddle Periods;

          (b) LifePoint shall pay or cause to be paid to the relevant Taxing Authority, shall indemnify and hold the Columbia/HCA Group and the Triad Group harmless against, and shall be entitled to all refunds of all Taxes for Post-Distribution Periods (including the portion of

Taxes that is allocated to Post-Distribution Periods pursuant to Section 3.03, below) that is attributable to the LifePoint Group; and

          (c) Triad shall pay or cause to be paid to the relevant Taxing Authority, shall indemnify and hold the Columbia/HCA Group and the LifePoint Group harmless against, and shall be entitled to all refunds of all Taxes for Post-Distribution Periods (including the portion of Taxes that is allocated to Post-Distribution Periods pursuant to Section 3.03, below) that are attributable to the Triad Group.

     Section 3.03. Allocation and Payment of Certain Straddle Period Taxes.
                   -------------------------------------------------------
(a) For purposes of this Agreement, in the case of periodic Taxes attributable to a Straddle Period that are not based on income or receipts (e.g., property taxes), the Straddle Period shall be treated as if it were divided into a Pre-Distribution Period and a Post-Distribution Period and such periodic Taxes shall be allocated between such Pre-Distribution Period and such Post-Distribution Period based upon the ratio of (x) the number of days in the taxable period (i) before and including the Distribution Date (with respect to the Pre-Distribution Period) or (ii) following the Distribution Date (with respect to the Post-Distribution Period) and (y) the number of days in the entire taxable period. With respect to Taxes that are allocated to a Post-Distribution Period in accordance with this Section 3.03(a), (i) LifePoint shall pay or cause to be paid (to Columbia/HCA, with respect to any Columbia/HCA Returns, and to the relevant Taxing Authority, with respect to any LifePoint Returns for Straddle Periods), and shall indemnify and hold the Columbia/HCA Group and the Triad Group harmless against, the amount of Taxes that is attributable to the LifePoint Group and (ii) Triad shall pay or cause to be paid (to Columbia/HCA, with respect to any Columbia/HCA Returns, and to the relevant Taxing Authority, with respect to any Triad Returns for Straddle Periods), and shall indemnify and hold the Columbia/HCA Group and the LifePoint Group harmless against, the amount of Taxes that is attributable to the Triad Group.

          (b) For purposes of this Agreement, in the case of Taxes that are attributable to a Straddle Period and are not described in Section 3.03(a), above, the Straddle Period shall be treated as if it were divided into a Pre-Distribution Period and a Post-Distribution Period and such Taxes shall be allocated between such Pre-Distribution Period and such Post-Distribution Period by allocating Tax Items between such Pre-Distribution Period and Post-Distribution Period based upon (i) an actual closing of the books as of the close of business on April 30, 1999 and (ii) a ratable allocation election as described in Treasury Regulation section 1.1502-76(b)(2)(iii) with respect to the month of May 1999; provided, however, that any Tax Items attributable to transactions or events not in the ordinary course of business occurring on the Distribution Date prior to or at the time of the Public Distribution will be allocated to the Pre-Distribution Period, and any Tax Items attributable to transactions or events not in the ordinary course of business occurring on the Distribution Date after the Public Distribution shall be allocated to the Post-Distribution Period, in each case in accordance with the principles of Treasury Regulation section 1.1502-76(b)(1). With respect to Tax Items that are allocated to a Pre-Distribution Period in accordance with this Section 3.03(b),

(i) Columbia/HCA shall pay or cause to be paid to LifePoint with respect to LifePoint Returns for Straddle Periods, and shall indemnify and hold the LifePoint Group harmless against, the amount of Taxes that is attributable to those Tax Items, and (ii) Columbia/HCA shall pay or cause to be paid to Triad with respect to Triad Returns for Straddle Periods, and shall indemnify and hold the Triad Group harmless against, the amount of Taxes that is attributable to those Tax Items. With respect to Tax Items that are allocated to a Post-Distribution Period in accordance with this Section 3.03(b), (i) LifePoint shall pay or cause to be paid (to Columbia/HCA, with respect to any Columbia/HCA Returns, and to the relevant Taxing Authority, with respect to any LifePoint Returns for Straddle Periods), and shall indemnify and hold the Columbia/HCA Group and the Triad Group harmless against, the amount of Taxes that is attributable to the LifePoint Group, computed as if the taxable period for LifePoint and its Affiliates for such Taxes began immediately following the Distribution Date, and (ii) Triad shall pay or cause to be paid (to Columbia/HCA, with respect to any Columbia/HCA Returns, and to the relevant Taxing Authority, with respect to any Triad Returns for Straddle Periods), and shall indemnify and hold the Columbia/HCA Group and the LifePoint Group harmless against, the amount of Taxes that is attributable to the Triad Group, computed as if the taxable period for Triad and its Affiliates for such Taxes began immediately following the Distribution Date.

     Section 3.04. Adjustments. If any adjustment is made to any Tax Return
                   -----------
relating to a Party or any of its Affiliates (whether such adjustment is the result of or in settlement of any audit, other administrative proceeding or judicial proceeding or the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding or otherwise) and there is a correlative adjustment applicable to another Party or any of its Affiliates for any taxable period (or portion thereof) ending after the Distribution Date, the Party whose adjustment is favorable (i.e., the Party to which there inures, directly or indirectly, a net
           ----
Tax benefit as a result of any adjustment) (the "Benefited Party") shall pay to the Party whose adjustment is unfavorable (i.e., the Party which suffers, directly or indirectly, a net Tax detriment as a result of any adjustment (the "Detrimented Party") the amount of such net Tax benefit, at such time or times as and to the extent that such benefit is realized through a refund of Tax or actual reduction in the amount of Tax that the Benefited Party otherwise would have paid if such adjustment had not been made; provided, that the Benefited Party shall not be obligated to make any payment pursuant to this Section 3.04 in respect of a net Tax benefit to the extent that the amount of such payment would exceed (a) the aggregate amount of all prior net Tax detriments suffered by the Detrimented Party with respect to adjustments that are the subject of this Section 3.04 less
(b) the aggregate amount of all prior payments made by the Benefited Party under this Section 3.04.

     Upon notice from any Party hereto regarding any event (including the filing of an amended Return or the occurrence of an audit or other proceeding) that could give rise to a Tax detriment to such Party, a Party having a potential Tax benefit with respect to the same underlying adjustment shall take all actions as may be necessary to maximize any correlative adjustment that might ultimately reduce payments hereunder, and shall coordinate with, the Party with the potential Tax detriment with respect to the taking of such actions.

     Section 3.05  Manner of Payment.  Except as otherwise provided in this
                   -----------------
Agreement, any payment required to be made among the Parties pursuant to this
Article III with respect to any Tax Return shall be made by the Party obligated to make such payment (i) in the case of a refund of Tax, within 30 business days after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund, (ii) in the case of the payment of Tax with respect to any Tax Return other than a Straddle Period Tax Return, within 30 days after the later of such payment of Tax to the relevant Taxing Authority (including a deemed payment through the use of a Tax loss, credit, deduction or other allowance) and the delivery of written demand for the payment hereunder to the Party obligated to make such payment and (iii) in the case of the payment of Tax with respect to any Straddle Period Tax Return, the later of the date such Straddle Period Tax Return is filed or 15 days following the delivery of written demand for the payment hereunder to the Party obligated to make such payment. Any payment described in clause (i), above, and any demand for payment described in clause
(ii) or (iii), above, shall be accompanied by a calculation setting forth the basis for the amount paid or demanded. Any payment that is required under this Agreement that is not made within the prescribed time period shall thereafter bear interest at a fluctuating rate per annum equal to the prime commercial lending rate publicly announced by The Chase Manhattan Bank or any successor thereto at its principal office (or any alternative rate substituted therefor by such bank).

     Section 3.06. Carrybacks. A Spinco shall be entitled to any refund for
                   ----------
any Tax obtained by the Columbia/HCA Group (or any member of the Columbia/HCA Group) as a result of the carryback of losses or credits of any member of such Spinco's Group from any taxable period beginning on or after the Distribution Date to any taxable period ending on or before the Distribution Date, provided that the Spinco has received Columbia/HCA Approval with respect to such carryback. Such refund shall be limited to the net amount received by the Columbia/HCA Group (by refund, offset against other Taxes or otherwise), net of any net Tax cost and other expenses incurred by the Columbia/HCA Group with respect to such refund, and shall be paid within 30 days after payment is received (or deemed received by reason of the reduction of Taxes otherwise payable) by Columbia/HCA from a Taxing Authority. The application of any such carrybacks by a Spinco and/or any Affiliate of a Spinco shall be in accordance with the Code and the consolidated return regulations promulgated thereunder or other applicable Tax laws. The Spinco shall indemnify Columbia/HCA for any costs (including any interest, fines and penalties) resulting from the carryback of any item under this paragraph. Notwithstanding this Section 3.06, each Spinco and any member of a Spinco Group shall have the right, in its sole discretion, to make any election regarding any such carrybacks, including the election under section 172(b)(3) of the Code, that would eliminate or limit the carryback of any loss or credit to any taxable period ending before or including the Distribution Date.

     Section 3.07. Deductions Attributable to Non-Qualified Vested Options.
                   -------------------------------------------------------
Each Spinco agrees to pay to Columbia/HCA any benefit received by its Spinco Group that is attributable to any transaction or items relating to the Non-Qualified Vested Options. The benefit payable by a Spinco to Columbia/HCA under this Section 3.07 with respect to any taxable period shall equal the excess of
(i) the amount of Taxes that such Spinco Group would have paid in the absence of any transactions or items under the Non-Qualified Vested Options over (ii) the amount of Taxes actually payable by such Spinco Group. Payment of such benefit shall be made within 30 days after the filing of the Spinco Group's Federal Income Tax Return for any taxable period in which a benefit is realized (including through the use of a net operating loss that is created or increased by any transaction or item under the Non-Qualified Vested Options). If subsequent to the Spinco's payment of any such amount, there is (A) a Final Determination under applicable law to the effect that all or part of the deduction giving rise to such payment was not allowable or available, or (B) a reduction in the amount of the benefit the Spinco realizes as a result of a Final Determination increasing the amount of income or gain associated with those transactions, Columbia/HCA shall repay to the Spinco within 30 days of any event described in (A) or (B) (a "Subsequent Benefit Decrease Event") any amount that would have not been payable to Columbia/HCA pursuant to this Section 3.07 had the amount of the benefit been initially determined in light of the Subsequent Benefit Decrease Events, together with the amount of any interest and penalties payable to any Taxing Authority with respect to those amounts. If subsequent to the Spinco's payment of any amount under this Section 3.07, there is (A) a Final Determination under applicable law to the effect that a deduction giving rise to such payment exceeded the amount claimed or (B) an increase in the amount of the benefit the Spinco realizes as a result of a Final Determination decreasing the amount of income or gain associated with those transactions, the Spinco shall pay to Columbia/HCA within 30 days of any event described in (A) or (B) (a "Subsequent Benefit Increase Event") any additional amount that would have been payable to Columbia/HCA pursuant to this Section 3.07 had the amount of the benefit been initially determined in light of the Subsequent Benefit Increase Events. Each Spinco shall take all actions as shall be necessary to maximize the amounts payable by the Spinco to Columbia/HCA under this Section 3.07 and shall coordinate with, and follow the instruction of, Columbia/HCA with respect to the taking of such actions.

     Section 3.08. Section 475 Adjustments. Columbia/HCA shall pay to each
                   -----------------------
Spinco an amount equal to each Spinco Group's net increase in Taxes that is attributable to an adjustment under Code section 481(a) pursuant to section 7003(c)(2) of the Internal Revenue Service Restructuring and Reform Act of 1998 (P.L. 105-206) (a "Section 475 Adjustment"). The amount payable by Columbia/HCA to a Spinco under this Section 3.08 with respect to any taxable period shall equal the excess of (i) the amount of Taxes actually payable by such Spinco Group for such taxable period over (ii) the amount of Taxes that would have been payable by such Spinco Group for such taxable period in the absence of the
Section 475 Adjustment.

     Section 3.09. Certain Disputes Regarding Tax Liabilities. In the event of
                   ------------------------------------------
a dispute regarding (i) the allocation of liability pursuant to the provisions of this Article III, (ii) a payment for the use of losses or credits attributable to a Spinco Group pursuant to Section 3.06, above, (iii) a payment pursuant to Section 3.07, above, attributable to a deduction arising from a transaction or item relating to the Non-Qualified Vested Options, or (iv) a payment pursuant to Section 3.08, above, attributable to a Section 475 Adjustment, the parties to the dispute shall employ (and equally share the expense of) a mutually acceptable and jointly engaged nationally recognized public accounting firm to determine the proper allocation of such liability or amount of such payment. In the event the Parties are unable to agree to a mutually acceptable nationally recognized accounting firm within 10 days, the parties shall each select a nationally recognized accounting firm, which accounting firms shall select a third nationally recognized accounting firm, which third nationally recognized accounting firm shall be jointly engaged by the parties to determine the proper allocation of such liability or amount of such payment.

                                  ARTICLE IV

                         REPRESENTATIONS AND COVENANTS
                         -----------------------------

     Section 4.01. LifePoint Representations. (a) LifePoint has reviewed the
                   -------------------------
Ruling Request and the Letter Ruling and, to the best of LifePoint's knowledge, these materials, including any representations and statements concerning LifePoint, its business operations, capital structure and/or organization, are complete and accurate in all material respects. LifePoint shall, and shall cause each member of the LifePoint Group to, comply in all material respects with each such representation and statement concerning LifePoint and the LifePoint Group made in the Ruling Request and in the Letter Ruling, including statements relating to actions intended to facilitate (i) LifePoint's adoption of the LifePoint ESOP and other line-of-sight compensation and (ii) LifePoint's improvement of operations and management focus with respect to its facilities. Without limiting the generality of the foregoing, with respect to any representation or statement made by, on behalf of, or with respect to LifePoint or the LifePoint Group in connection with the Ruling Request or the Letter Ruling, and to the extent such representation or statement relates to future actions or events under their control, neither LifePoint nor any member of the LifePoint Group will take (or fail to take) any action during the Restricted Period that would have caused such representation or statement to be untrue if LifePoint or any member of the LifePoint Group had planned or intended to take (or fail to take) such action at the time such representation or statement was made by or on behalf of LifePoint or the LifePoint Group.

          (b) LifePoint hereby represents and warrants that it has no intention to undertake any of the transactions set forth in Section 4.02(a)(ii), below, nor does LifePoint or any member of the LifePoint Group have any intention to cease to engage in the active conduct of its trade or business (within the meaning of section 355(b)(2) of the Code), including the ownership and operation of the following hospitals and the assets associated therewith: Castleview Hospital (located in Price, Utah), Ashley Valley Medical Center (located in Vernal, Utah) and Riverton Memorial Hospital (located in Riverton, Wyoming).

     Section 4.02. LifePoint Covenants. (a) LifePoint covenants and agrees on
                   -------------------
behalf of itself and each other member of the LifePoint Group that during the Restricted Period:

       (i) LifePoint and the members of the LifePoint Group will continue to engage in the business of owning and operating hospitals and related health care facilities and will continue to maintain a substantial portion of their respective assets and business operations as they existed immediately prior to the Distributions.

       (ii) Except as provided in Section 4.02(d), below, neither LifePoint nor any of its Affiliates nor any of its or their respective Representatives will undertake, authorize, approve, recommend, permit, facilitate, or enter into any contract, or consummate any transaction with respect to:

               (1) the issuance of stock of LifePoint or any Affiliate thereof or instrument that could constitute equity for Federal Income Tax purposes (or any instrument or contract with respect thereto, including options, warrants, rights or securities exercisable for, or convertible into, stock of LifePoint or an Affiliate of LifePoint) in a single transaction or in a series of related or unrelated transactions other than (A) options and stock issued pursuant to option and other equity plans as approved by the Board of Directors of Columbia/HCA on April 15, 1999 (without regard to subsequent amendments thereto), in an amount not to exceed 6,850,000 shares of LifePoint common stock, (B) stock sold to the LifePoint ESOP, as described in the Ruling Request and (C) options pledged to a private foundation to be established by LifePoint (and the issuance of stock pursuant to the exercise of such options), as described in the Ruling Request, in an amount not to exceed 100,000 shares of LifePoint common stock;

               (2) any transaction or series of related or unrelated transactions with respect to the capital stock of, or other equity interest in, LifePoint or any of its Affiliates, including any redemptions, repurchases, stock acquisitions or stock dispositions or the dissolution, merger, consolidation or complete or partial liquidation of LifePoint or any of its Affiliates (or any announcement of any such action), other than (A) transactions pursuant to the "Odd-Lot Programs" described in the Ruling Request,
            (B) stock acquisitions described in Section 4.02(a)(ii)(1)(A) and
            (B), above, and (C) normal market trading;

               (3) the transfer of assets to any Person in which LifePoint or any of its Affiliates holds, directly or indirectly, any stock, option, debt or other interest;

               (4) any disposition of assets (other than assets that were identified as "Held For Sale Assets" or "Potential Held For Sale Assets" in the Ruling Request submission dated March 2, 1999, to the extent that such assets are disposed in a manner that was described in the Original Ruling Request with respect to Held For Sale Assets) that (A) is outside the ordinary course of business or (B) is of assets that are held, directly or indirectly, by LifePoint of Kentucky, LLC;

               (5) the effectuation of any recapitalization of LifePoint or any of its Affiliates, including any stock split, reverse stock split, stock dividend or other change in capital structure (other than the repayment of any indebtedness outstanding immediately after the Distributions);

             (6) the making of any election under Treasury Regulations promulgated under Code Section 7701, or any successor regulation or provision.

    (iii) LifePoint will take the actions related to the LifePoint ESOP detailed in the Ruling Request within the time period specified in the Letter Ruling.

          (b) LifePoint covenants and agrees, on behalf of itself and each other member of the LifePoint Group, that neither LifePoint nor any other member of the LifePoint Group will take any position (on a Tax Return, in a Tax proceeding or audit, or otherwise) that is inconsistent with the Letter Ruling or the Ruling Request.

          (c) In addition to the other representations, warranties, covenants and agreements set forth in this Agreement, LifePoint and each member of the LifePoint Group will take, or refrain from taking, as the case may be, such actions as Columbia/HCA may require as necessary to ensure that the Reorganization qualifies for the intended Tax treatment, including such actions as Columbia/HCA determines may be necessary to preserve the Tax treatment set forth in the Letter Ruling. Without limiting the generality of the foregoing, LifePoint and the LifePoint Group shall cooperate with Columbia/HCA if Columbia/HCA determines to obtain additional IRS rulings with respect to the Reorganization or any portion thereof, including rulings pertaining to whether any actual or proposed change in facts and circumstances affects the Tax treatment of the Reorganization or any portion thereof, and Columbia/HCA shall reimburse LifePoint for reasonable third-party costs and expenses directly related to requests for additional IRS rulings that are initiated by Columbia/HCA.

          (d) Following the Distribution Date, LifePoint and its Affiliates may take any action or engage in conduct otherwise prohibited by this Section 4.02 so long as prior to such action or conduct, as the case may be, LifePoint obtains Columbia/HCA Approval and, if

Columbia/HCA so requires, Columbia/HCA or LifePoint receives (A) a ruling from the IRS in form and substance satisfactory to Columbia/HCA, in its sole and absolute discretion, and upon which Columbia/HCA can rely, to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter Ruling, or (B) an Opinion of Counsel that is satisfactory to Columbia/HCA in its sole and absolute discretion, and upon which Columbia/HCA can rely (which ruling or Opinion of Counsel, as the case may be, shall be obtained at the sole cost and expense of the LifePoint), to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter Ruling.

          (e) LifePoint covenants, on behalf of itself and each other member of the LifePoint Group, that neither LifePoint nor any member of the LifePoint Group will apply for any additional IRS ruling pertaining to the Reorganization or any portion thereof without Columbia/HCA Approval. Columbia/HCA shall be entitled to review and approve any request for, or document relating to, any such ruling prior to its submission to the IRS.

          (f) LifePoint covenants that it will make sufficient contributions to the LifePoint ESOP to enable the LifePoint ESOP to repay, over a period of not more than 10 years, the promissory note issued by it to LifePoint, in accordance with the terms of such promissory note. LifePoint covenants that it will not take any action to cause the disposition of unallocated stock held by the LifePoint ESOP prior to the full repayment of the loan incurred by the LifePoint ESOP and the full allocation of all shares acquired in connection with such loan.

     Section 4.03. Triad Representations.  (a) Triad has reviewed the Ruling
                   ---------------------
Request and the Letter Ruling and, to the best of Triad's knowledge, these materials, including any representations and statements concerning Triad, its business operations, capital structure and/or organization, are complete and accurate in all material respects. Triad shall, and shall cause each member of the Triad Group to, comply in all material respects with each such representation and statement concerning Triad and the Triad Group made in the Ruling Request and in the Letter Ruling, including statements relating to actions intended to facilitate (i) Triad's adoption of the Triad ESOP and other line-of-sight compensation and (ii) Triad's improvement of operations and management focus with respect to its facilities. Without limiting the generality of the foregoing, with respect to any representation or statement made by, or on behalf of, Triad or the Triad Group in connection with the Ruling Request or the Letter Ruling, and to the extent such representation or statement relates to future actions or events under their control, neither Triad nor any member of the Triad Group will take (or fail to take) any action during the Restricted Period that would have caused such representation or statement to be untrue if Triad or any member of the Triad Group had planned or intended to take (or fail to take) such action at the time such representation or statement was made by or on behalf of Triad or the Triad Group.

          (b) Triad hereby represents and warrants that it has no intention to undertake any of the transactions set forth in Section 4.04(a)(ii), below, nor does Triad or any member of the Triad Group have any intention to cease to engage in the active conduct of its trade or business (within the meaning of section 355(b)(2) of the Code), including the ownership and operation of the following hospitals and the assets associated therewith: Northwest Hospital (located in Tucson, Arizona), San Leandro Hospital (located in San Leandro, California) and Williamette Valley Medical Center (located in McMinnville, Oregon).

     Section 4.04. Triad Covenants. (a) Triad covenants and agrees on behalf of
                   ---------------
itself and each other member of the Triad Group that during the Restricted
Period:

       (i) Triad and the members of the Triad Group will continue to engage in the business of owning and operating hospitals and related health care facilities and will continue to maintain a substantial portion of their respective assets and business operations as they existed immediately prior to the Distributions;

       (ii) Except as provided in Section 4.04(d), below, neither Triad nor any of its Affiliates nor any of its or their respective Representatives will undertake, authorize, approve, recommend, permit, facilitate, or enter into any contract, or consummate any transaction with respect to:

               (1) the issuance of stock of Triad or any Affiliate thereof or instrument that could constitute equity for Federal Income Tax purposes (or any instrument or contract with respect thereto, including options, warrants, rights or securities exercisable for, or convertible into, stock of Triad or an Affiliate of Triad) in a single transaction or in a series of related or unrelated transactions other than (A) options and stock issued pursuant to option and other equity plans as approved by the Board of Directors of Columbia/HCA on April 15, 1999 (without regard to subsequent amendments thereto), in an amount not to exceed 6,850,000 shares of Triad common stock, (B) stock sold to the Triad ESOP, as described in the Ruling Request and (C) options pledged to a private foundation to be established by Triad (and the issuance of stock pursuant to the exercise of such options), as described in the Ruling Request, in an amount not to exceed 100,000 shares of Triad common stock;

               (2) any transaction or series of related or unrelated transactions with respect to the capital stock of, or other equity interest in, Triad or any of its Affiliates, including any redemptions, repurchases, stock acquisitions or stock dispositions or the dissolution, merger, consolidation or complete or partial liquidation of Triad or any of its Affiliates (or any announcement of any such action), other than (A) transactions pursuant to the "Odd-Lot Programs" described in the Ruling Request,
            (B) stock acquisitions described in Section 4.04(a)(ii)(1)(A) and
            (B), above, and (C) normal market trading;

               (3) the transfer of assets to any Person in which Triad or any of its Affiliates holds, directly or indirectly, any stock, option, debt or other interest;

               (4) any disposition of assets (other than assets that were identified as "Held for Sale Assets" or "Potential Held for Sale Assets" in the Ruling Request submission dated March 2, 1999, to the extent that such assets are disposed in a manner that was described in the Original Ruling Request with respect to Held For Sale Assets) that is outside the ordinary course of business;

               (5) the effectuation of any recapitalization of Triad or any of its Affiliates, including any stock split, reverse stock split, stock dividend or other change in capital structure (other than the repayment of any indebtedness outstanding immediately after the Distributions);

               (6) the making of any election under Treasury Regulations promulgated under Code Section 7701, or any successor regulation or provision.

      (iii) Triad will take the actions related to the Triad ESOP detailed in the Ruling Request within the time period specified in the Letter Ruling.

            (b) Triad covenants and agrees, on behalf of itself and each other member of the Triad Group, that neither Triad nor any other member of the Triad Group will take any position (on a Tax Return, in a Tax proceeding or audit, or otherwise) that is inconsistent with the Letter Ruling or the Ruling Request.

          (c) In addition to the other representations, warranties, covenants and agreements set forth in this Agreement, Triad and each member of the Triad Group will take, or refrain from taking, as the case may be, such actions as Columbia/HCA may require as necessary to ensure that the Reorganization qualifies for the intended Tax treatment, including such actions as Columbia/HCA determines may be necessary to preserve the Tax treatment set forth in the Letter Ruling. Without limiting the generality of the foregoing, Triad and the Triad Group shall cooperate with Columbia/HCA if Columbia/HCA determines to obtain additional IRS rulings with respect to the Reorganization or any portion thereof, including rulings pertaining to whether any actual or proposed change in facts and circumstances affects the Tax treatment of the Reorganization or any portion thereof, and Columbia/HCA shall reimburse Triad for reasonable third-party costs and expenses directly related to requests for additional IRS rulings that are initiated by Columbia/HCA.

          (d) Following the Distribution Date, Triad and its Affiliates may take any action or engage in conduct otherwise prohibited by this Section 4.04 so long as prior to such action or conduct, as the case may be, Triad obtains Columbia/HCA Approval and, if Columbia/HCA so requires, Columbia/HCA or Triad receives (A) a ruling from the IRS in form and substance satisfactory to Columbia/HCA, in its sole and absolute discretion, and upon which Columbia/HCA can rely, to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter Ruling, or (B) an Opinion of Counsel that is satisfactory to Columbia/HCA in its sole and absolute discretion, and upon which Columbia/HCA can rely (which ruling or

Opinion of Counsel, as the case may be, shall be obtained at the sole cost and expense of Triad), to the effect that the proposed action or conduct, as the case may be, will not cause the Reorganization or any portion thereof to fail to qualify for the Tax treatment stated in the Letter Ruling.

          (e) Triad covenants, on behalf of itself and each other member of the Triad Group, that neither Triad nor any member of the Triad Group will apply for any additional IRS ruling pertaining to the Reorganization or any portion thereof without Columbia/HCA Approval. Columbia/HCA shall be entitled to review and approve any request for, or document relating to, any such ruling prior to its submission to the IRS.

          (f) Triad covenants that it will make sufficient contributions to the Triad ESOP to enable the Triad ESOP to repay, over a period of not more than 10 years, the promissory note issued by it to Triad, in accordance with the terms of such promissory note. Triad covenants that it will not take any action to cause the disposition of unallocated stock held by the Triad ESOP prior to the full repayment of the loan incurred by the Triad ESOP and the full allocation of all shares acquired in connection with such loan.

                                   ARTICLE V

                             INDEMNITY OBLIGATIONS
                             ---------------------

     Section 5.01.  Breach.  Columbia/HCA, LifePoint and Triad shall each
                    ------
indemnify and hold harmless the other Parties and their Affiliates from and against any payment required to be made under this Agreement as a result of the breach by a member of the Columbia/HCA Group, LifePoint Group or Triad Group, as the case may be, of any obligation under this Agreement.

     Section 5.02.  Tax Indemnification.  Notwithstanding any other provision of
                    -------------------
this Agreement to the contrary:

          (a) If any Party or any of its Affiliates (collectively, jointly and severally, the "Indemnifying Parties") takes any action prohibited by Article IV, above, or violates a representation or covenant contained in Article IV, above, or takes or fails to take any other action (any such action, failure to act or violation, a "Tainting Act") and the Reorganization or any portion thereof fails to qualify for the Tax treatment stated in the Letter Ruling in whole or in part as a result of such Tainting Act, then the Indemnifying Parties shall (jointly and severally) indemnify and hold harmless each of the other Parties and their Affiliates (collectively, the "Indemnified Parties") against any and all Taxes and any other costs and liabilities imposed upon or incurred by the Indemnified Parties as a result of the Tainting Act, including any liability of the Indemnified Parties arising from Taxes imposed on shareholders of a Party to the extent any shareholder or the IRS or other Taxing Authority successfully seeks recourse against the Indemnified Parties on account of any such Tainting Act, or any liability for such Taxes or other costs or liabilities that the Indemnified Parties may assume or otherwise incur;

          (b) Each Spinco and its Affiliates shall (jointly and severally) indemnify and hold harmless Columbia/HCA and its Affiliates for any Tax imposed upon or incurred by

Columbia/HCA and its Affiliates as a direct or indirect result of any action taken after the Distributions by such Spinco or any of its Affiliates.

     Section 5.03.  Gross-Up.  Any payment under this Agreement shall be (i)
                    --------
increased to take account of any Tax Detriment incurred from the receipt or accrual of payments hereunder (i.e., grossed-up for any Tax incurred on such payment, accrual and/or increase) and (ii) reduced to take account of any Tax Benefit attributable to the items to which such payments relate.

     Section 5.04.  Tender Offer Or Purchase Offer.  Notwithstanding anything to
                    ------------------------------
the contrary set forth in this Agreement, if, during the Restricted Period, any Person or group of Persons acquires beneficial ownership of LifePoint or Triad common stock (or any other class of outstanding LifePoint or Triad stock) or commences a tender or other purchase offer for the capital stock of LifePoint or Triad or initiates any other form of transaction to acquire directly or indirectly LifePoint or Triad capital stock, upon consummation of which such Person or group of Persons would acquire beneficial ownership of LifePoint or Triad common stock (or any other class of outstanding LifePoint or Triad stock) such that the Reorganization or any portion thereof shall fail to qualify for the Tax treatment stated in the Letter Ruling as a result of such acquisition, tender or other purchase offer, or other form of transaction, then the Indemnifying Parties shall indemnify and hold harmless the Indemnified Parties against any and all Taxes and any other costs and liabilities imposed upon or incurred by the Indemnified Parties and/or their shareholders as a result of the failure of the Reorganization or any portion thereof to so qualify.

     Section 5.05.  Tax Indemnity Payments.  An Indemnifying Party shall make
                    ----------------------
any payment or indemnity required by this Article V no later than 30 days after receipt of written notice from the Indemnified Parties of such payment or indemnity obligation, which notice shall be accompanied by a computation of the amounts due.

     Section 5.06.  Effect Of Sections 4.02(d) and 4.04(d) of This Agreement.
                    --------------------------------------------------------
The Indemnified Parties shall be indemnified and held harmless under this
Article V without regard to the fact that any Indemnifying Party or Indemnified Party may have received Columbia/HCA Approval, a ruling from the IRS or an Opinion of Counsel, as contemplated by Sections 4.02(d) and 4.04(d), above, or otherwise. The Indemnified Parties shall be indemnified and held harmless under
Section 5.04, above, without regard to whether an acquisition of beneficial ownership results from a transaction that is not prohibited under Article IV, above.

                                  ARTICLE VI

                    COOPERATION AND EXCHANGE OF INFORMATION
                    ---------------------------------------

     Section 6.01.  Cooperation  (a)  Each Party shall cooperate (and shall
                    -----------
cause its Affiliates to cooperate) fully at such time and to the extent reasonably requested by any other Party in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include (1) the retention and provision on demand of books, records, documentation, other information, or copies thereof relating to any Tax Return until the later of (x) a Final Determination regarding liability for Taxes to which such Tax Return relates and (y) in the event any claim has been made under this Agreement for which such information is relevant, a final resolution with respect to such claim; (2) the provision of additional information with respect to an explanation of Tax Practices and material provided under clause (1) of this Section 6.01(a); (3) the execution of any document (including powers of attorney) that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any member of the Columbia/HCA Group or a Spinco Group, or in connection with any audit, dispute, proceeding, suit or action addressed in the preceding sentence; (4) the use of the Party's reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing; (5) the completion of such tax packages and other work papers as requested, and within the reasonable time specified, by the requesting party (including the provision of such information in electronic format, if so specified by the requesting party); and (6) the satisfaction of applicable withholding requirements. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

          (b) Each Party (a "Notifying Party") shall use reasonable efforts to keep each other Party advised as to the status of Tax audits and litigation involving any issue (a "Liability Issue") that (i) relates to a Tax of the other Party (or its Affiliates), or (ii) could give rise to the liability of the other Party (or its Affiliates) under this Agreement. The Notifying Party shall promptly furnish such other Party or Parties copies of any inquiries or requests for information from any Taxing Authority concerning any Liability Issue. If applicable under Section 6.02, below, the other Party or Parties shall have the right to consult with the Notifying Party regarding any responses to such requests and the Notifying Party shall provide such other Party or Parties with copies of any such written responses before such responses are given to any Taxing Authority. Without limiting the generality of the foregoing, each Party shall promptly furnish to the other Party or Parties, upon receipt, a copy of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency received by such Party or any of its Affiliates, as the case may be, relating to any Liability Issue or any adjustment referred to in
Section 6.01(c), below.

          (c) Columbia/HCA shall advise and consult with each of the Spincos with respect to any proposed Tax adjustments relating to the Columbia/HCA Group that are the subject of an audit or investigation of a Taxing Authority or are the subject of litigation and that may affect any Tax Item of any member of such Spinco's Group after the Distribution Date.

     Section 6.02.  Contest Provisions  (a) Subject to the cooperation
                    ------------------
provisions in Section 6.01, above, Columbia/HCA shall have the full responsibility and control over the handling of any Tax controversy, including an audit, a protest to the Appeals Division of the IRS, litigation in the Tax Court or any other court of competent jurisdiction, and any other federal, state, local or foreign hearing or administrative proceeding, (a "Tax Controversy"), involving (i) any

Columbia/HCA Return or (ii) the Reorganization or any portion thereof. Upon request by a Spinco, however, and subject to Columbia/HCA Approval and the cooperation provisions in Section 6.01, above, the Spinco shall, at the Spinco's expense, be allowed to participate in the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax for which such Spinco would be liable, or a refund of Tax for which such Spinco would be entitled to receive payment, under this Agreement.

          (b) Subject to the cooperation provisions in Section 6.01, above, LifePoint shall have the full responsibility and control over the handling of any Tax Controversy involving any LifePoint Return; provided, however, that Columbia/HCA shall, at Columbia/HCA's expense and in its sole discretion, be allowed to participate in or assume full responsibility and control over the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax for which Columbia/HCA would be liable, or a refund of Tax for which Columbia/HCA would be entitled to receive payment, under this Agreement.

          (c) Subject to the cooperation provisions in Section 6.01, above, Triad shall have the full responsibility and control over the handling of any Tax Controversy involving any Triad Return; provided, however, that Columbia/HCA shall, at Columbia/HCA's expense and in its sole discretion, be allowed to participate in or assume full responsibility and control over the handling of any Tax Controversy with respect to any item that would give rise to a payment of Tax for which Columbia/HCA would be liable, or a refund of Tax for which Columbia/HCA would be entitled to receive payment, under this Agreement.

          (d) Each Party shall promptly notify the other Parties of any inquiries by any Taxing Authority that relate to any Tax that may be imposed on the other Parties or any of their

Affiliates or that might give rise to any liability on any of the part of any of the other Parties or any of their Affiliates under this Agreement.

     Section 6.03.  Notices.  Any notice, demand, claim or other communication
                    -------
under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the Parties at the following address:

     To Columbia/HCA or any member of the Columbia/HCA Group:

          Columbia/HCA Healthcare Corporation
          One Park Plaza
          P.O.  Box 550
          Nashville, Tennessee 37202
          Attention:    Ronald Lee Grubbs, Jr.
                        Vice President/Tax

     To LifePoint or any member of the LifePoint Group:

          LifePoint Hospitals, Inc.
          4525 Harding Road
          Nashville, Tennessee 37205
          Attention:    Elizabeth N. Alexander
                        Director of Tax

     To Triad or any member of the Triad Group:

          Triad Hospitals, Inc.
          13455 Noel Road, 20th Floor
          Dallas, Texas 75240
          Attention:    Robert P. Frutiger
                        Director of Tax

     In each case, with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York  10019-6092
          Attention:  Gordon E. Warnke, Esq.

     Section 6.04.  Complete Agreement.  This Agreement, together with the
                    ------------------
Distribution Agreement, constitutes the entire agreement of the Parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Columbia/HCA Group, LifePoint Group and Triad Group. In the event and to the extent there is a conflict between the provisions of this Agreement and Distribution Agreement, the provisions of this Agreement shall control. This Agreement may not be amended except by an agreement in writing, signed by the Parties.

     Section 6.05.  Disputes.  Except as otherwise provided in Section 3.09,
                    --------
above, resolution of any and all disputes arising from or in connection with this Agreement shall be in accordance with the provisions of Section 11.3 of the Distribution Agreement.

     Section 6.06.  Governing Law.  This Agreement shall be governed by, and
                    -------------
construed in accordance with, the laws of the state of Delaware.

     Section 6.07.  Parties in Interest, Successors and Assigns.  This Agreement
                    -------------------------------------------
is being entered into by Columbia/HCA, LifePoint and Triad on behalf of themselves and their respective Affiliates immediately following the Distributions. This Agreement shall constitute a direct obligation of each such Person and shall be deemed to have been readopted and affirmed on behalf of any Person that becomes a member of the Columbia/HCA Group, LifePoint Group or Triad Group in the future. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their Affiliates and their respective successors and permitted assigns. A Party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other Parties.

     Section 6.08.  No Third-Party Beneficiaries.  This Agreement is solely for
                    ----------------------------
the benefit of the Parties and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

     Section 6.09.  Legal Enforceability.  Any provision of this Agreement that
                    --------------------
is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

     Section 6.10.  Expenses.  Unless otherwise expressly provided in this
                    --------
Agreement or in the Distribution Agreement, each Party shall bear any and all expenses that arise from its respective obligations under this Agreement.

     Section 6.11.  Confidentiality. Except as required by law or with the prior
                    ---------------
written consent of the other Parties, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and other materials are within the scope of this Agreement, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Parties prior to making such disclosure.

     Section 6.12.  Privileged Matters.  Except as otherwise provided in this
                    ------------------
Agreement, matters of privilege that arise under or in connection with this Agreement or the matters addressed herein shall be governed by Section 9.6 of the Distribution Agreement.

     Section 6.13.  Counterparts.  This Agreement may be signed in any number of
                    ------------
counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

                                   *   *   *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

                         COLUMBIA/HCA HEALTHCARE CORPORATION

                         By:  /s/  Ronald Lee Grubbs, Jr.
                            ------------------------------
                         Name:  Ronald Lee Grubbs, Jr.
                         Title: Vice President of Tax


                         LIFEPOINT HOSPITALS, INC.

                         By:  /s/  William F. Carpenter III
                            -------------------------------
                         Name:  William F. Carpenter III
                         Title: Senior Vice President, General Counsel and
                                  Secretary

                         TRIAD HOSPITALS, INC.

                         By:  /s/  Donald P. Fay
                            --------------------
                         Name:  Donald P. Fay
                         Title: Executive Vice President, General Counsel and
                                  Secretary